AGREEMENT AND RELEASE OF CLAIMS

This Agreement and Release of Claims (“Agreement”) is entered into on October 9, 2012, by and between James Lewandowski (“Executive”) and Rackspace US, Inc. acting on its own behalf as well as on behalf of all related entities, both parent and subsidiaries, specifically including Rackspace Hosting, Inc. (collectively “Rackspace” or “Company”). Executive and Rackspace shall collectively be called the Parties.

RECITALS:

Executive and Rackspace entered into an offer letter agreement on September 8, 2008 (the “Offer Letter”);

Executive is currently employed as Rackspace's Senior Vice President & General Manager, Hybrid - US (“General Manager”);

The Parties have determined that it is in their mutual best interests that Executive immediately relinquish his position as General Manager, continue as a Company employee for a definite period of time under the terms of this Agreement, and on the Separation Date (as hereinafter defined) leave employment of the Company, all on the terms and subject to the conditions and post-employment restrictive covenants as set forth in this Agreement.

AGREEMENT:

Now, therefore, for and in consideration of the mutual promises contained herein, and other good and valuable consideration, it being understood that the consideration to be received by Executive hereunder is intended to protect and enhance the Company's goodwill, the Parties hereby agree as follows:

1.Transition and Separation. The Company agrees that by Executive entering into this Agreement, Executive's employment relationship with Rackspace may continue through the close of business on November 12, 2012. On October 8, 2012, Executive will no longer be General Manager, but will continue as a full-time employee, with a primary duty of providing assistance with the transition of his successor at his current rate of pay (in bi-weekly installments, less applicable deductions) unless otherwise agreed by the Parties (“Transition Period”). During the Transition Period, Executive acknowledges and agrees that he will continue to have duties and responsibilities and that he will be provided with access to Company owned confidential information, and that this access to confidential information is a material inducement and valuable consideration being provided to Executive. Executive's final day of employment shall be November 12, 2012 (“Separation Date”).

During the Transition Period, Executive will be permitted to continue to participate in certain of the Company's benefit plans in accordance with the provisions of the relevant plan documents, including any amendments to those plans that may be enacted from time to time, and any applicable elections that Executive may have on file with the Company as explained more fully in Section 3 of this Agreement. The Executive will not, however, accrue any vacation days during the Transition Period.

In order to receive the consideration set forth in Section 2 of this Agreement and any payments under this Agreement Executive must satisfy his duties, and work through the Separation Date, and sign and submit this Agreement within 21 days of the date of this Agreement, and must not revoke the Agreement, within the time specified in Section 24 of this Agreement.

2.    Payments and Other Consideration.

In consideration of Executive's entering into and compliance with all terms of this Agreement, Rackspace agrees that Executive will have the right to:

a.Continue his employment during the Transition Period, and be paid his current salary, and receive access to confidential information as set forth in Section 1.

b.Receive reimbursement for his reasonable, ordinary and necessary business expenses in accordance with Company policy.

c.After the Separation Date, Executive will receive an amount equal to the sum of $187,000.00 (one hundred eighty-seven thousand dollars and no cents), less applicable withholdings and deductions, which represents six (6) months of Executive's base salary (“Base Salary”) for each month that he does not violate Sections 6 and 7 of this Agreement. Executive will receive the Base Salary payments in twenty-six (26) equal installments, paid bi-weekly in arrears, beginning on the first payroll period after the Separation Date and continuing each successive payroll period until twenty-six payments have been made. If Executive breaches his obligations in Sections 6 and 7, the Company shall be entitled to cease making such Base Salary payments.

d.After the Separation Date, Executive will receive an amount equal to the sum of $187,000.00 (one hundred eighty-seven thousand dollars and no cents), less applicable withholdings and deductions, which represents payments for Executive's potential Q3 and Q4 profit sharing bonus at 100% attainment (“Profit Sharing”) for each month that he does not violate Sections 6 and 7 of this Agreement. Executive will receive the Profit Sharing payments in twenty-six (26) equal installments, paid bi-weekly in arrears, beginning on the first payroll period after the Separation Date and continuing each successive payroll period until twenty-six payments have been made. If Executive breaches his obligations in Sections 6 and 7, the Company shall be entitled to cease making such Profit Sharing payments.

e.Retain all stock options that have vested and are exercisable as of the Separation Date, under the terms of the stock option agreements entered into pursuant to the applicable stock option awards (the “Vested Options”).

Executive acknowledges that pursuant to his stock option agreements, he will have the right to exercise his unexercised Vested Options until three (3) months after Separation Date, and Executive's right to exercise the Vested Options shall not terminate as a result of the Transition Period. All other non-vested options under the stock option agreements shall terminate as of the Separation Date.

Executive acknowledges and agrees that the Base Salary and Profit Sharing Payments amounts are not intended to be liquidated damages or an estimate of the actual damages that would be sustained by the Company if Executive breaches his post-employment obligations. The Company retains the right to seek injunctive relief as set forth in Section 8.

Executive acknowledges and agrees that his continued employment, the payments to be made hereunder, and the availability of the option exercise resulting from stock options which vest during the Transition Period due to his continued employment, shall be accepted by Executive as, and shall be considered as, payments in consideration for this Agreement, including the releases and non-competition and non-solicitation provisions as set forth below, and in lieu of notice for unemployment compensation purposes.

Rackspace shall not be obligated to make any further or additional payment to Executive in any amount or for any purpose whatsoever unless otherwise required by applicable law.

3.	Benefits.

a.    During the Transition Period only, Executive will remain eligible to participate in the following benefit plans in accordance with the language of the plan: Medical, Dental, Vision, Health Savings Account, Basic Life/Accidental Death and Dismemberment (“AD&D”), Insurance, Voluntary Life, Flexible Spending Account. For those plans requiring premium payments, Executive will be required to pay the same portion of the total premium as an active employee pays. If Executive elects to continue Medical, Dental, and/or Vision coverage, his benefit coverage level will be provided at the benefit coverage level previously selected subject to the Company's right to amend, modify, or terminate such arrangements at any time.

b.    Pursuant to 409A, the following rules apply to Executive's continued receipt of the above benefits to the extent that those benefits are not exempt from the requirements of 409A: (i) to the extent that any such benefit is provided via reimbursement to Executive, no such reimbursement will be made by Rackspace later than the end of the year following the year in which the underlying expense is incurred; (ii) any such benefit provided by Rackspace in any year will not be affected by the amount of any such benefit provided by Rackspace in any other year; and (iii) under no circumstances will Executive be permitted to liquidate or exchange any such benefit for cash or any other benefit.

c.    Executive's health insurance benefits will cease on the Separation Date subject to Executive's right to continue his health insurance under COBRA. Executive understands that COBRA election and payments are his choice and responsibility. Except as otherwise herein noted, Executive's participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, and earned time off, cease as of the Separation Date.

4.    Release.

a.    As a material inducement to Rackspace to pay the consideration described above, together with the Executive's agreement to forego the actions herein described, Executive hereby releases, waives, acquits and forever discharges Rackspace, its predecessors, successors, parents, subsidiaries, assigns, agents, directors, officers, employees, representatives, attorneys, affiliated companies, and all persons acting by, through, under or in concert with any of them (“Releases”), from any and all charges, complaints, claims, controversies, demands, rights, disputes, and causes of action of any nature whatsoever, known or unknown, asserted or unasserted, accrued or not accrued, arising before or existing when this Agreement is executed, which Executive may have or claim to have against any of the persons or entities released regarding any matter, including but not limited to any claims that could be raised under the Offer Letter or related to the employment relationship.

b.    This release and waiver specifically includes but is not limited to any claim or cause of action arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C.A. §§ 2000 et seq., as amended by the Civil Rights Act of 1991; the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq.; 42 U.S.C. §§ 1981; the Civil Rights Act of 1991, as amended; the Texas Commission on Human Rights Act, Tex. Lab. Code §§21.001 et seq.; Texas Labor Code §§451.001 et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq.; the Older Workers Benefit Protection Act of 1990; the Employment Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq.; the Family and Medical Leave Act; the Fair Labor Standards Act; the Genetic Information Nondiscrimination Act or any other federal, state or local statute or common law cause of action of similar effect regarding employment related causes of action of employees against their employer, or for breach of contract, promissory estoppel or any other legal theory.

c.    This release and waiver specifically includes but is not limited to any claim or cause of action arising under the Age Discrimination in Employment Act of 1967, as amended 29 U.S.C. §§ 621 et seq., and the Older Workers Benefit Protection act of 1990. Executive acknowledges that he is not waiving claims that may arise after this Agreement has become enforceable. Executive acknowledges that he is receiving benefits under this Agreement to which he would not otherwise be entitled.

d.    Executive is advised to review this Agreement with an attorney concerning its effect prior to executing it.

e.    Rackspace hereby releases, waives, acquits and forever discharges Executive, his spouse and all persons acting by, through, under or in concert with any of them, from any and all charges, complaints, claims, controversies, demands, rights, disputes, and causes of action of any nature whatsoever, known or unknown, asserted or unasserted, accrued or not accrued, arising before or existing when this Agreement is executed, which Rackspace may have or claim to have against Executive or his spouse or any of the persons or entities released regarding any matter. Notwithstanding the foregoing, this release does not apply to any claims related to unknown criminal or fraudulent acts or gross misconduct by Executive.

f.    Executive acknowledges that the payments and other considerations to be received pursuant to this Agreement, as specifically set forth above at Section 2, are more than Executive would otherwise be entitled, and constitutes valid consideration for this Agreement.

g.    In further consideration for the payments and other considerations set forth in Section 2, Executive agrees to: (1) not assert any claims described in or otherwise released by the preceding paragraphs against Rackspace or the affiliated or related entities, officers, agents, directors, servants, staff or employees of Rackspace, or any and all parties in privity with Rackspace; and (2) indemnify and hold harmless Rackspace and the affiliated or related entities, officers, agents, directors, servants, staffs or employees of Rackspace and any and all parties in privity with Rackspace, for any claims described in Paragraphs 4(a) and 4(b) which may be asserted by the Executive or any other person or entity claiming by, through, under or on behalf of Executive.

h.    Executive agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive's right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive's release of claims herein bars Executive from recovering such monetary relief from the Company).

i.    Executive further acknowledges and agrees that except as set forth in this Agreement, he is foregoing and releasing the right to exercise any options he has, if any, to purchase the securities of the Employer including but not limited to its parent, Rackspace Hosting, Inc. and agrees that all such options, if any, are terminated and no longer in effect.

j.    Executive shall return to Rackspace all notebook computers, documents, access badge, cell phone, and any other company property.

5.    Unknown Claims. Executive acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, would have materially affected his settlement with the released party. Except as set forth in Section 4(b), Executive, being aware of said principle, agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

6.    Non-competition and Non-Solicitation. In consideration of the receipt and retention of the consideration as described in Section 2, and any additional benefits provided to Executive hereunder to which he is not otherwise entitled (including, without limitation, the stock options which will vest during the Transition Period), Executive covenants and agrees to the following non-competition and non-solicitation provisions. During the Transition Period and for twelve (12) months after the Separation Date, Executive shall not, either on Executive's own behalf or as an agent, consultant, partner, employee, owner or representative of any person or entity directly or indirectly compete with the business of the Company and its successors and assigns. Specifically, Executive shall not:

(a)    Work, as an employee, contractor, officer, owner, or director, in any business anywhere in the world that sells hosting and information technology services similar to those services provided by the Company, namely (i) provisioning, hosting, management, monitoring or maintenance of computer servers (whether dedicated, shared or virtual) and network connectivity in a datacenter for remote use via the Internet, (ii) hosted email, storage, collaboration, compute, virtual networking and similar services, and (iii) all similar related services, all of the foregoing being defined for the purposes of this Agreement as "Hosting";

(b)    Solicit or attempt to solicit customers or prospective customers of Rackspace with whom Executive had contact during his employment that will or may divert business or business opportunities from Rackspace.

(c)    Solicit, hire, or recruit, directly or indirectly or aid in the hiring or recruitment of any of Rackspace's personnel.

Executive acknowledges that he has received adequate consideration for the post-employment covenants as set forth herein and that said covenants are a material inducement to Company's agreement to continue Executive's employment through the Transition Period, and are necessary to protect the Company's significant goodwill. Executive agrees to waive any objection to the validity of these covenants and acknowledges that these limited prohibitions are reasonable as to time, geographical area and scope of activities to be restrained and that these limited prohibitions do not impose a greater restraint than is necessary to protect Rackspace's goodwill, proprietary information and other business interests.

7.    No Interference with the Company's Relationships. During the Transition Period and for a period of twelve (12) months following the Separation Date, Executive shall not, either on Executive's own behalf or as an agent, consult, partner, employee, owner or representative of any person or entity, directly or indirectly interfere with any of the Company's relationships with the customers and vendors that Executive worked with during his employment at Rackspace. Executive shall not induce or encourage, directly or indirectly, any customer, client, or vendor to stop doing business with the Company or in inducing or encouraging the customer to not retain the services of the Company.

8.    Injunctive Relief. Executive acknowledges and agrees that irreparable damages and injury to the Company will result from Executive's breach of the promises contained in Sections 6 or 7. Accordingly, Executive's breach of Sections 6 or 7 shall give the Company the right to obtain a temporary restraining order and preliminary or permanent injunction enjoining Executive from violating this Agreement and all other equitable relief (without the requirement to post bond) in order to prevent immediate and irreparable harm to the Company. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have against Executive. Executive will reimburse the Company for any and all reasonable attorney fees and costs incurred by the Company in enforcing this Agreement.

9.    Confidentiality and Non-Disclosure of Proprietary Information.

a.    Executive shall not, directly or indirectly, for Executive's own benefit or for the benefit of another, reveal or disclose to any other person, firm, corporation, or other party or make, directly or indirectly, any commercial or other use of any information not publicly known about Rackspace or its prospects, services, suppliers, products, customers, finances, data processing, purchasing, accounting or marketing systems, such information being privileged, confidential business and/or trade secret information of Rackspace. Executive agrees that he will not contact any of Rackspace's customers or former customers for a period of twelve (12) months other than in connection with business unrelated to Rackspace. Executive further acknowledges that he has signed an agreement entitled Confidentiality and Intellectual Property Assignment (the “Confidentiality Agreement”) to which Executive acknowledges and agrees he is obligated according to the terms set forth therein and reaffirms his obligation to comply with the Confidentiality Agreement as a condition of receiving and retaining the consideration provided pursuant to this Agreement, provided, however, by entering into this Agreement, the “at-will” provision contained in the Confidentiality Agreement are no longer applicable it being understood that such provision is superceded by this Agreement, and Executive's employment is for a definite term and no longer “at will.”

b.    Further, as a result of Executive's employment by Rackspace, Executive may have had access to, or knowledge of, confidential business information or trade secrets of third parties. Executive also agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the privileged confidential business and/or trade secret information of Rackspace.

c.    All written materials, records, and other documents made by, or coming into the possession of, Executive during the period of Executive's employment by Rackspace which contains or discloses privileged, confidential business and/or trade secret information shall be and remain the property of Rackspace. Upon termination of Executive's employment with Rackspace, Executive promptly shall deliver the same, and all copies thereof, to Rackspace.

10.    Non-Disparagement. Executive shall not directly or indirectly through any agent, representative or affiliate, at any time make false, misleading or disparaging statements or representations, or statements or representations that could be interpreted as such, whether written or oral, regarding Rackspace, including but not limited to, statements or representations regarding Rackspace's products, services, management, employees and customers. Additionally, Graham Weston, Lew Moorman, and Lanham Napier, as representatives of Rackspace, shall not, at any time, make any false, misleading or disparaging statements or representations regarding Executive, his performance, his services and/or any other matter relating to Executive.

11.    No Cooperation With Third Parties. Executive agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against Rackspace and/or any officer, director, employee, agent, representative, shareholder or attorney of Rackspace, unless under a subpoena, court order, or other legal obligation to do so. Executive further agrees to promptly notify Alan Schoenbaum, Senior Vice President and General Counsel at Rackspace's corporate office located at 5000 Walzem Road, San Antonio, Texas 78218 (aschoenb@rackspace.com) upon receipt of any court order, subpoena, or any legal discovery device that seeks production of the existence or terms of this Agreement, and to furnish to Rackspace, upon request, a copy of such subpoena or legal discovery device from the other party.

12.    Cooperation with Company. Executive agrees that Executive shall cooperate fully with Rackspace in the resolution of any matters in which Executive was involved during the course of Executive's employment or about which Executive has knowledge, where Executive's knowledge is necessary for the defense or prosecution, of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of Rackspace, including any claims or actions against its officers, directors and employees (referred to as “Claims Assistance.”). It is anticipated that the Claims Assistance will require only occasional assistance from Executive, and it will be scheduled at mutually agreeable times.

Executive's cooperation in connection with such Claims Assistance shall include, without limitation, being available to consult with Rackspace regarding matters in which Executive has been involved or has knowledge; to assist Rackspace in preparing for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits reflecting truthful written testimony; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness to provide truthful testimony in connection with any litigation or other legal proceeding affecting Rackspace.  In addition to the Claims Assistance, for a period of no more than three (3) months from the Separation Date, Executive agrees to provide occasional advisory services at mutually agreed upon times related primarily to the recruitment and transition of the General Manager role, for no additional consideration other than the severance pay, on an as-needed basis.

With respect to both the Claims Assistance and the advisory services, Executive shall in no sense be considered an employee, agent, partner or representative of Rackspace, nor shall Executive be entitled to, or eligible to, participate in any benefits or privileges given or extended by Rackspace to its employees. For a period of four (4) years after the Effective Date of this Agreement, Executive agrees to keep Rackspace apprised of his current contact information, including telephone numbers, home address, and email address, and to promptly respond to communications from Rackspace in connection with this Section.  Executive further agrees that should Executive be contacted by any person or entity that has indicated, or that Executive knows to be, adverse to Rackspace, or any representative of such person or entity, Executive shall promptly, and no later than within three (3) business days of such contact, notify Alan Schoenbaum, Senior Vice President and General Counsel at Rackspace's corporate office located at 5000 Walzem Road, San Antonio, Texas 78218 (aschoenb@rackspace.com). Rackspace shall pay Executive any documented and reasonable costs and expenses incurred in connection with Executive providing the Claims Assistance and advisory services under this Section. Rackspace shall deliver the payments due under this paragraph within thirty (30) business days after receipt of Executive's invoice.

13.    Legal Fees. In the event it shall be necessary for any party hereto to institute legal action to enforce any of the terms and conditions or provisions contained herein, or as the result of the breach hereof, the prevailing party in such action or proceeding shall be entitled to costs and reasonable attorneys fees.

14.    Breach. In addition to the rights provided in the Legal Fees section above, Executive acknowledges and agrees that in the event of any proven material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement, Rackspace shall be entitled to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.

15.    Entire Agreement. This Agreement represents the entire agreement by and between the Parties, and there are no other agreements or understandings other than those contained in this Agreement, with the exception of the Confidentiality Agreement and the Indemnification Agreement between Executive and Rackspace on December 10, 2008 (it being understood that in the event of a conflict between this Agreement and the Confidentiality Agreement or Indemnification Agreement, this Agreement shall control). This Agreement may not be changed except by written agreement executed by the Parties.

16.    No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by Rackspace hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by Rackspace of any fault or liability whatsoever to Executive or to any third party.

17.    Tax Consequences. Rackspace makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by Rackspace and any penalties or assessments thereon. Executive further agrees to indemnify and hold Rackspace harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against Rackspace for any amounts claimed due on account of (a) Executive's failure to pay or Executive's delayed payment of, federal or state taxes; or (b) damages sustained by Rackspace by reason of any such claims, but not including attorneys' fees and costs.

18.    Binding Heirs, Successors and Assigns. Except as herein expressly provided, the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the heirs, successors, assigns and legal representatives of the respective Parties.
19.    Arbitration. All claims and matters in question arising out of this Agreement or the relationship between the Parties, whether sounding in contract, tort, a statutory cause of action or otherwise, shall be resolved by binding arbitration pursuant to the Federal Arbitration Act. Either Party, however, may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement; enforce or vacate an arbitration award; or seek injunctive relief. This arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“National Rules”) in effect at the time the dispute arose. There shall be one arbitrator selected pursuant to the National Rules, unless the Parties agree on a different arbitration service. The arbitrator shall issue a reasoned award within six (6) months of the filing of the arbitration notice. The Company will pay the fee for the arbitrator and the Executive's initial filing fee to the extent that it is more than a court filing fee. Each Party shall be responsible for its own attorney fees, expenses, witness fees, and costs.

20.    Jurisdiction. The substantive laws of Texas govern the validity, construction, enforcement and interpretation of this Agreement and exclusive venue for any dispute between the Parties shall be Bexar County, Texas or the United States District Court in San Antonio, Texas.

21.    Headings. The headings in this Agreement have been used for administrative convenience only and shall not be used in interpreting or construing the meaning of any provision in this Agreement.

22.    Invalid Provision. If any provision of this Agreement is or may be held by a court of competent jurisdiction to be invalid, void, or unenforceable to any extent, the validity of the remaining parts, terms or provision of this Agreement shall not be affected thereby, and such illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement. The remaining provisions shall nevertheless survive and continue in full force and effect without being invalidated in any way.

23.    Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original and all of which constitute collectively one Agreement.

24.    Acceptance and Revocation Procedures.    Executive acknowledges that he was given this Agreement on October 8, 2012. Executive has been afforded a full twenty-one (21) calendar days after receiving this Agreement to consider it, and Executive has fully informed himself of and understands the terms, contents, conditions and effects of this Agreement. Executive also has been given an opportunity to review this Agreement, at his own expense, with his counsel and as set forth in Section 4(d), has been specifically advised to consult with legal counsel regarding this Agreement. In addition, Executive acknowledges and understands that he has seven (7) calendar days following his execution of this Agreement to revoke it. To be effective, any such revocation must be communicated in writing to Alan Schoenbaum, Senior Vice President and General Counsel at Rackspace's corporate office located at 5000 Walzem Road, San Antonio, Texas 78218. The Parties agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period.

25.    Effective Date. Executive has seven (7) calendar days after he signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) calendar day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date (the “Effective Date”).

Executive:

/s/ James Lewandowski	Date: October 25, 2012
James Lewandowski

Rackspace US, Inc.

By: /s/ Alan Schoenbaum	Date: October 25, 2012
Alan Schoenbaum,
Senior Vice President and General Counsel